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Exhibit 99

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of MillerCoors LLC:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of shareholders' investment and of cash flows present fairly, in all material respects, the financial position of MillerCoors LLC and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for the two years ended December 31, 2010 and 2009 and for the six month period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
February 16, 2011

MillerCoors LLC and Subsidiaries

Consolidated Balance Sheets

(In millions, except shares)

	As of
	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$46.1	$65.2
Accounts receivable, net of allowance for doubtful accounts of $0.7 and $0.8, respectively	233.8	240.0
Due from affiliates	19.9	29.3
Inventories	406.2	422.6
Derivative financial instruments	33.2	7.1
Prepaid assets	76.7	84.2

Total current assets	815.9	848.4
Property, plant and equipment, net	2,388.4	2,281.9
Goodwill	4,345.1	4,345.1
Other intangibles, net	2,104.1	2,122.5
Derivative financial instruments	79.7	88.0
Other assets	54.8	147.6

Total assets	$9,788.0	$9,833.5

Liabilities and Shareholders' Investment
Current liabilities:
Accounts payable	$213.2	$204.2
Due to affiliates	12.5	20.0
Trade accrued expenses	290.7	287.8
Accrued payroll and related expenses	163.2	131.0
Current portion of postretirement benefits	47.8	46.1
Other current liabilities	192.2	182.9
Derivative financial liabilities	13.3	13.4

Total current liabilities	932.9	885.4
Pension and postretirement benefits	1,138.9	1,134.7
Long-term debt	12.3	32.8
Derivative financial liabilities	12.8	11.3
Other liabilities	109.4	99.6

Total liabilities	2,206.3	2,163.8

Interest attributable to shareholders':
Capital stock (840,000 Class A shares and 160,000 Class B shares)	—	—
Shareholders' capital	8,367.0	8,331.4
Retained earnings	—	—
Accumulated other comprehensive loss	(815.8)	(689.8)

Total interest attributable to shareholders	7,551.2	7,641.6
Noncontrolling interest	30.5	28.1

Total shareholders' investment	7,581.7	7,669.7

Total liabilities and shareholders' investment	$9,788.0	$9,833.5

The accompanying notes are an integral part of the consolidated financial statements.

MillerCoors LLC and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(In millions)

	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009	For the Six Months Ended December 31, 2008
Sales	$8,817.7	$8,851.6	$4,329.4
Excise taxes	1,247.1	1,277.3	640.0

Net sales	7,570.6	7,574.3	3,689.4
Cost of goods sold	4,686.3	4,720.9	2,326.0

Gross profit	2,884.3	2,853.4	1,363.4
Marketing, general and administrative expenses	1,775.1	1,937.9	1,032.4
Special items	30.3	49.4	103.8

Operating income	1,078.9	866.1	227.2
Other income:
Interest (expense) income, net	(0.7)	(1.1)	1.1
Other income, net	3.1	2.0	1.8

Total other income	2.4	0.9	2.9

Income before income taxes	1,081.3	867.0	230.1
Income taxes	7.6	8.4	3.3

Net income	1,073.7	858.6	226.8
Net income attributable to noncontrolling interests	16.7	15.8	4.4

Net income attributable to MillerCoors LLC	$1,057.0	$842.8	$222.4
Other comprehensive income (loss):
Unrealized gain (loss) on derivative instruments	$14.4	$220.3	$(189.1)
Pension and other postretirement benefit adjustments	(140.4)	122.2	(482.8)

Other comprehensive (loss) income	(126.0)	342.5	(671.9)

Comprehensive income (loss)	$931.0	$1,185.3	$(449.5)

The accompanying notes are an integral part of the consolidated financial statements.

MillerCoors LLC and Subsidiaries

Consolidated Statements of Cash Flows

(In millions)

	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009	For the Six Months Ended December 31, 2008
Cash flows from operating activities:
Net income	$1,073.7	$858.6	$226.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	284.5	291.5	146.5
Share-based compensation	18.9	28.3	2.5
Brand impairment	—	—	65.1
Loss/(gain) on disposal of property, plant and equipment	13.7	11.9	(1.4)
Other	(4.9)	0.8	4.4
Change in assets and liabilities:
Decrease in accounts receivable	15.6	37.9	237.8
Decrease/(increase) in inventories	16.4	(71.1)	(37.7)
Decrease/(increase) in prepaid assets and other	7.7	112.5	(157.4)
Decrease in payables and accruals	(12.1)	(48.1)	(67.9)
(Increase)/decrease in derivative financial instruments	(2.0)	(5.1)	18.3
(Decrease)/increase in other liabilities	(125.3)	21.2	(62.8)

Net cash provided by operating activities	1,286.2	1,238.4	374.2

Cash flows from investing activities:
Additions to property, plant and equipment	(289.5)	(399.2)	(155.4)
Proceeds from sales of property, plant and equipment	0.9	0.2	4.5
Additions to intangible assets	(57.5)	(13.9)	(15.3)
Notes receivable repayments	100.0	—	—

Net cash used in investing activities	(246.1)	(412.9)	(166.2)

Cash flows from financing activities:
Net contributions and distributions to shareholders	(1,040.3)	(797.5)	(325.0)
Payments on debt	(4.6)	(4.8)	(4.5)
Net contributions and distributions to noncontrolling interests	(14.3)	(17.1)	(3.4)

Net cash used in financing activities	(1,059.2)	(819.4)	(332.9)

Cash and cash equivalents:
Net (decrease)/increase in cash and cash equivalents	(19.1)	6.1	(124.9)
Balance of cash and cash equivalents at beginning of year	65.2	59.1	184.0

Balance of cash and cash equivalents at end of year	$46.1	$65.2	$59.1

Supplemental cash flow information
Interest paid	$1.7	$2.3	$1.4
Income taxes paid	5.8	5.8	0.8

The accompanying notes are an integral part of the consolidated financial statements.

MillerCoors LLC and Subsidiaries

Consolidated Statements of Shareholders' Investment

(In millions)

	Capital stock	Shareholders' capital	Retained earnings	Accumulated other comprehensive loss	Noncontrolling interest	Total shareholders' investment
Balance as of July 1, 2008	$—	$8,359.3	$—	$(360.4)	$28.4	$8,027.3
Share-based compensation		2.5				2.5
Other comprehensive loss				(671.9)		(671.9)
Net contributions and distributions		(102.6)	(222.4)		(3.4)	(328.4)
Net income			222.4		4.4	226.8

Balance as of December 31, 2008	$—	$8,259.2	$—	$(1,032.3)	$29.4	$7,256.3

Opening balance sheet adjustments		(1.4)				(1.4)
Share-based compensation		28.3				28.3
Other comprehensive income				342.5		342.5
Net contributions and distributions		45.3	(842.8)		(17.1)	(814.6)
Net income			842.8		15.8	858.6

Balance as of December 31, 2009	$—	$8,331.4	$—	$(689.8)	$28.1	$7,669.7

Share-based compensation		18.9				18.9
Other comprehensive loss				(126.0)		(126.0)
Net contributions and distributions		16.7	(1,057.0)		(14.3)	(1,054.6)
Net income			1,057.0		16.7	1,073.7

Balance as of December 31, 2010	$—	$8,367.0	$—	$(815.8)	$30.5	$7,581.7

The accompanying notes are an integral part of the consolidated financial statements.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements

1. Basis of Presentation and Summary of Significant Accounting Policies

Company Description

        MillerCoors LLC and subsidiaries ("MillerCoors" or "the Company") brews and sells beer to distributors. Its major brands include Miller Lite, Coors Light, Miller High Life, Keystone, Miller Genuine Draft, and Blue Moon.

        MillerCoors is a joint venture combining the U.S. and Puerto Rican operations of SABMiller plc ("SABMiller") and Molson Coors Brewing Company ("Molson Coors") with Miller Brewing Company ("Miller") and Coors Brewing Company ("Coors") being the direct owners of the Company, collectively the "Shareholders". Miller and Coors each have a 50% voting interest in MillerCoors and a 58% and 42% economic interest, respectively. SABMiller and Molson Coors have agreed that all of their U.S. operations will be conducted exclusively through the joint venture. The joint venture commenced on July 1, 2008. MillerCoors opening balances as of July 1, 2008 were based on contributions of assets and liabilities from the Shareholders recognized on a carryover basis. If the company were to dissolve, the Shareholders would receive proceeds pro rata in accordance with their shareholder capital accounts.

Basis of Presentation and Consolidation

        The Company's consolidated financial statements include its accounts and its majority-owned and controlled subsidiaries. The consolidated financial statements are presented on the basis of accounting principles generally accepted in the United States of America ("U.S. GAAP"). All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts in the consolidated financial statements and notes thereto have been reclassified to conform to the current year's presentation.

Fiscal Year

        The Company's fiscal year ends on December 31.

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires the Company to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions used to determine certain amounts that affect the financial statements are reasonable, based on information available at the time they are made. To the extent there are material differences between these estimates and actual results, the Company's consolidated financial statements may be affected.

Cash and Cash Equivalents

        Cash and cash equivalents are all highly liquid temporary investments purchased with an original maturity of less than three months.

Accounts Receivable and Notes Receivable

        The Company records accounts and notes receivable at net realizable value. This carrying value includes an appropriate allowance for estimated uncollectible amounts to reflect any loss anticipated on the accounts and notes receivable balances. The Company calculates this allowance based on its history

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

of write-offs, level of past-due accounts based on the contractual terms of the receivables, and its relationships with and the economic status of its customers.

Inventories

        Inventories are stated at lower of cost or market. Cost is determined by the first-in, first-out ("FIFO") method. The Company regularly assesses the shelf-life of its inventories and reserves for those inventories when it becomes apparent the product will not be sold within its freshness specifications.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. Buildings and improvements are depreciated over useful lives ranging from 20 to 40 years, limited to the minimum lease term for leasehold improvements. Machinery and equipment are depreciated over useful lives ranging from 3 to 25 years. Containers are depreciated over a useful life of 15 years. The cost and related accumulated depreciation of buildings, equipment, and containers retired, or otherwise disposed of, are removed from the accounts. Any gain or loss is included in earnings. Ordinary repairs and maintenance are expensed as incurred.

Impairment of Long-Lived Assets

        The Company reviews property, plant, and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property, plant, and equipment is measured by comparing the carrying value to the projected undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value of the asset exceeds its fair market value.

Computer Software

        The Company capitalizes the costs of obtaining or developing internal-use computer software, including directly related payroll costs. Computer software developed or obtained for internal use is depreciated using the straight-line method over the estimated useful life of the software, ranging from 3 to 8 years. Internally generated costs associated with maintaining computer software programs are expensed as incurred. Computer software is classified in property, plant and equipment in the consolidated balance sheets.

Goodwill and Other Intangible Assets

        Finite lived intangible assets are stated at cost less accumulated amortization using a straight-line basis and impairment losses, if any. Cost is determined as the amount paid by the Company, unless the asset has been acquired as part of a business combination. Amortization is included within marketing, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss).

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        The Company evaluates the carrying value of its goodwill for impairment at least annually, and the Company evaluates its other intangible assets for impairment when there is evidence that certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Significant judgments and assumptions are required in the evaluation of goodwill and intangible assets for impairment.

        The Company completed the required goodwill impairment testing as of November 30, 2010 and 2009 and determined that there were no impairments.

Fair Value of Financial Instruments

        Authoritative guidance for fair value measurements defines fair value, establishes a framework for measuring fair value and expands disclosures about assets and liabilities measured at fair value in the financial statements. See Note 8, "Fair Value Measurements," for disclosures related to financial assets and liabilities and Note 11, "Employee Retirement Plans," for disclosures related to pension assets. Effective January 1, 2009, the Company adopted the provisions of the guidance related to nonfinancial assets and liabilities. The adoption of these provisions did not have a material impact on the consolidated financial position, results of operations or cash flows of the Company.

Derivative Financial Instruments

        The Company recognizes all derivative instruments as either assets or liabilities at their estimated fair value in its consolidated balance sheets. The change in a derivative's fair value is recorded each period in current earnings or accumulated other comprehensive income (loss), depending on whether the derivative is designated as part of a hedge transaction and if so, the type of hedge transaction. See Note 8, "Fair Value Measurements," and Note 9, "Hedging Transactions and Derivative Financial Instruments," for disclosure of the Company's derivative instruments and hedging activities.

Share-Based Payments

        All share-based payments to qualified individuals, including grants of employee stock options, are recognized as compensation cost in the financial statements based on their grant date fair values for equity-classified awards and based on fair value of the grants at every period end for liability classified awards.

        There are certain share-based compensation plans where employees of the Company were granted awards while employed by the Shareholders prior to the formation of the Company. Compensation cost related to these plans is recognized for unvested awards because the employees are earning their share-based compensation while working at the Company. In addition, because the Company is an unconsolidated subsidiary, the holders of the awards are considered "non-employees" and therefore the compensation cost is calculated under variable accounting. The Company recorded $18.9 million, $28.3 million and $2.5 million of compensation costs in marketing, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss) related to these awards for the years ended December 31, 2010, December 31, 2009, and six months ended December 31, 2008, respectively.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Revenue Recognition

        Revenue is recognized when the significant risks and rewards of ownership, including the risk of loss due to lost or stolen product, are transferred to the customer, which is at the time of shipment to unaffiliated customers.

        The cost of various programs, such as price promotions, rebates and coupon programs are treated as a reduction of sales. Sales of products are for cash or otherwise agreed upon credit terms. Sales are stated net of discounts and returns.

        Freight costs billed to customers for shipping and handling are recorded as sales, and shipping and handling expenses are recognized as cost of sales. In accordance with the standards, the amounts billed to a customer for shipping and handling represent revenues earned for the goods provided. The costs incurred for shipping and handling expenses represent costs incurred to move the product. The Company has adopted a policy to include these costs within cost of goods sold.

Excise Taxes

        Excise taxes collected from customers and remitted to tax authorities are state and federal excise taxes on beer shipments. Excise taxes on beer shipments are shown in a separate line item in the consolidated statements of operations and comprehensive income (loss) as a reduction of sales. Sales taxes collected from customers are recognized as a liability, with the liability subsequently reduced when the taxes are remitted to the tax authority.

Cost of Goods Sold

        The Company's cost of goods sold includes brewing raw materials, packaging materials, manufacturing costs, plant administrative support and overheads, inbound and outbound freight costs, purchasing and receiving costs, inspection costs, warehousing, and internal transfer costs.

Marketing, General and Administrative Expenses

        The Company's marketing, general and administrative expenses consist predominately of advertising costs, sales costs and non-manufacturing administrative and overhead costs. The creative portion of the Company's advertising activities is expensed as incurred. Production costs are expensed when the advertising is first run. Advertising expense was $866.2 million, $978.4 million and $540.0 million for the years ended December 31, 2010, December 31, 2009 and the six months ended December 31, 2008, respectively. Prepaid advertising costs of $31.1 million and $26.4 million were included in prepaid assets in the consolidated balance sheets as of December 31, 2010 and 2009, respectively.

Income Taxes

        The Shareholders of the Company have elected to treat the Company as a partnership for U.S. federal and state income tax purposes. Accordingly, the related tax attributes of the Company are passed through to the Shareholders and income taxes are payable by the Shareholders.

        These consolidated financial statements include an income tax provision related to state taxes as the Company is still subject to income taxes in certain states or jurisdictions.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Other Comprehensive Income (Loss)

        Other comprehensive income (loss) consists of net income, unrealized gains (losses) on derivative instruments and pension and other postretirement benefit adjustments.

        The components of accumulated other comprehensive loss, which are recorded within shareholders' investment, are as follows (in millions):

	December 31, 2010	December 31, 2009
Unrealized gain in derivative instruments	$87.4	$73.0
Pension and other postretirement benefit adjustments	(903.2)	(762.8)

Total accumulated other comprehensive loss	$(815.8)	$(689.8)

New Accounting Pronouncements

Amendments to FASB Interpretation, Consolidation of Variable Interest Entities

        In December 2009, the FASB issued amendments with regards to the consolidation of variable interest entities, which requires an enterprise to determine whether its variable interest or interests give it a controlling financial interest in a variable interest entity. The primary beneficiary of a variable interest entity is the enterprise that has both (1) the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance, and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. This amendment also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The guidance became effective for the Company beginning in fiscal year 2010. The implementation of this standard did not have a material impact on the consolidated financial position, results of operations or cash flows of the Company.

New Accounting Pronouncements Not Yet Adopted

        In December 2010, the FASB issued authoritative guidance with regards to the evaluation of Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts, which requires an entity to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. Upon adoption of the guidance, an entity with reporting units that have carrying amounts that are zero or negative is required to assess whether it is more likely than not that the reporting units' goodwill is impaired. If the entity determines that it is more likely than not that the goodwill of one or more of its reporting units is impaired, the entity should perform Step 2 of the goodwill impairment test for those reporting units. The guidance will become effective for the Company beginning in fiscal year 2011. The Company does not expect the implementation of this standard to have a material impact on the consolidated financial position, results of operations or cash flows of the Company.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Variable Interest Entities

        Once an entity is determined to be a variable interest entity ("VIE"), the party with the controlling financial interest, the primary beneficiary, is required to consolidate it. The Company has investments in VIEs, of which the Company has determined it is the primary beneficiary. These include Rocky Mountain Metal Container and Rocky Mountain Bottle Company. Accordingly, the Company has consolidated these two joint ventures.

Rocky Mountain Metal Container

        Rocky Mountain Metal Container ("RMMC"), a Colorado limited liability company, is a joint venture with Ball Corporation in which the Company holds a 50% interest. The Company has a can and end supply agreement with RMMC. Under this agreement, RMMC supplies the Company with substantially all of the can and end requirements for the Golden brewery, as well as portions of the Company's requirements at other breweries. RMMC manufactures these cans and ends at the Company's facilities, which RMMC is operating under a use and license agreement. As RMMC is a limited liability company ("LLC"), the tax consequences flow to the joint venture partners.

Rocky Mountain Bottle Company

        Rocky Mountain Bottle Company ("RMBC"), a Colorado limited liability company, is a joint venture with Owens-Brockway Glass Container, Inc. ("Owens") in which the Company holds a 50% interest. RMBC produces glass bottles at the Company's manufacturing facility for use at its brewery locations. Under this agreement, RMBC supplies the Company's bottle requirements, and Owens has a contract to supply the majority of the Company's bottle requirements not met by RMBC. As RMBC is an LLC, the tax consequences flow to the joint venture partners.

3. Special Items

        The Company has incurred charges that are not indicative of its core operations. As such, the Company has separately classified these costs as special items.

        Special items as reported in the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2010, December 31, 2009 and the six months ended December 31, 2008 consist of (in millions):

	Period ended December 31,
	2010	2009	2008
Pension curtailment	$14.0	$22.5	$—
Restructuring charges	12.1	6.7	27.8
Consulting, relocation and other integration costs	4.2	20.2	10.9
Sparks impairment charge	—	—	65.1

Total	$30.3	$49.4	$103.8

        The Company recorded pension curtailment losses of $14.0 million and $22.5 million in 2010 and 2009, respectively. The pension curtailment resulted from collective bargaining to cease benefit accruals when labor agreements expire for certain hourly union employees as discussed in Note 11, "Employee Retirement Plans."

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Special Items (Continued)

        In the third quarter of 2008, the Company began a restructuring program focused on labor savings across sales and general and administrative functions, as well as on the reduction of overhead expenses. The Company recognized $12.1 million, $6.7 million and $27.8 million of expense for severance related to reduction in workforce and contract termination costs for the years ended December 31, 2010, December 31, 2009 and the six months ended December 31, 2008, respectively. As of December 31, 2010, employee severance costs are expected to be paid in the next 12 months and are included in the consolidated balance sheets in other current liabilities.

        The following summarizes activities relating to restructuring accruals (in millions):

	Severance Costs	Contract Termination Costs	Total Restructuring Costs
Balance as of July 1, 2008	$—	$—	$—
Charges incurred	23.5	4.3	27.8
Payments made	(9.1)	—	(9.1)

Balance as of December 31, 2008	$14.4	$4.3	$18.7
Charges incurred	5.0	1.7	6.7
Payments made	(14.6)	(3.6)	(18.2)

Balance as of December 31, 2009	$4.8	$2.4	$7.2
Charges incurred	10.7	1.4	12.1
Payments made	(11.5)	(1.8)	(13.3)

Balance as of December 31, 2010	$4.0	$2.0	$6.0

        Consulting, relocation and other integration costs are mainly comprised of third party consulting costs related to the joint venture formation, relocation costs of employees required to move as a result of joint venture staffing decisions and the formation of the headquarters, and other miscellaneous costs related to the integration of the Company.

        In the fourth quarter of 2008, the Company recognized an intangible asset impairment charge of $65.1 million due to the decision to reformulate the Sparks brand. See Note 6, "Goodwill and Other Intangible Assets," for further discussion.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

4. Inventories

        Inventories, net of reserves, consist of the following (in millions):

	December 31, 2010	December 31, 2009
Raw materials	$205.4	$221.3
Work in process	73.5	79.7
Finished goods	76.4	71.5
Spare parts	49.5	48.9
Other inventories	16.6	16.1

Total gross inventories	$421.4	$437.5
Inventory reserves	(15.2)	(14.9)

Total inventories, net	$406.2	$422.6

5. Property, Plant and Equipment

        The cost of property, plant and equipment and related accumulated depreciation consists of the following (in millions):

	December 31, 2010	December 31, 2009
Land and improvements	$170.9	$168.7
Buildings and improvements	733.7	729.9
Machinery and equipment	3,309.7	3,170.8
Capitalized software	100.3	99.7
Containers	154.9	140.6
Construction in progress	236.8	118.5

Total property, plant and equipment at cost	$4,706.3	$4,428.2
Less: accumulated depreciation	(2,317.9)	(2,146.3)

Net property, plant and equipment	$2,388.4	$2,281.9

        Depreciation of property, plant and equipment was $208.6 million, $217.3 million and $109.5 million for the years ended December 31, 2010, December 31, 2009 and six months ended December 31, 2008, respectively. Included in depreciation, software amortization was $21.4 million, $24.1 million and $17.7 million for the years ended December 31, 2010, December 31, 2009 and six months ended December 31, 2008, respectively.

6. Goodwill and Other Intangible Assets

        As of December 31, 2010 and 2009, the carrying value of goodwill was $4.3 billion and resulted primarily from the Shareholders' acquisition of Miller and Coors prior to the formation of the joint venture. The Company is required to perform goodwill impairment tests on at least an annual basis and more frequently in certain circumstances. The Company completed the required goodwill impairment testing as of November 30, 2010 and 2009. As of the latest impairment testing date, the fair value of goodwill was substantially in excess of its carrying value; as such, there was no impairment.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Goodwill and Other Intangible Assets (Continued)

        The following table presents details of the Company's finite lived intangible assets, other than goodwill, as of December 31, 2010 (in millions):

	Useful Life (Years)	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization:
Brands	8-40	$2,122.1	$(185.1)	$1,937.0
Distribution network	29	93.7	(24.8)	68.9
Contract brewing	8	35.0	(35.0)	—
Patents	16	22.0	(11.3)	10.7
Distribution rights	15-29	86.7	(6.1)	80.6
Other	15-39	13.7	(6.8)	6.9

Total		$2,373.2	$(269.1)	$2,104.1

        The following table presents details of the Company's finite lived intangible assets, other than goodwill, as of December 31, 2009 (in millions):

	Useful Life (Years)	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization:
Brands	8-40	$2,122.1	$(122.0)	$2,000.1
Distribution network	29	93.7	(21.6)	72.1
Contract brewing	8	35.0	(31.5)	3.5
Patents	16	22.0	(9.9)	12.1
Distribution rights	15-20	29.2	(1.8)	27.4
Other	15-39	13.7	(6.4)	7.3

Total		$2,315.7	$(193.2)	$2,122.5

        In January 2010, the Company acquired the distribution rights of Western Beverage Distributing of Colorado for $57.5 million. The distribution area is consistent with the Company's current coverage of the major metropolitan Denver area. These rights are included within distribution rights in the table above.

        In May 2009, the Company acquired the distribution rights for New Belgium Brewing Company for $13.9 million. The distribution area is consistent with the Company's current coverage of the major metropolitan Denver area. These rights are included within distribution rights in the table above.

        As a result of the Company's decision in 2008 to cease the production and distribution of the Sparks product, and reformulate it, the Company concluded that this change was a triggering event that would require an impairment test to be performed on the Sparks brand. In December 2008, the Company decided to shorten the life of the Sparks brand to 8 years from 15 years and the Company's estimated gross cash flows were less than the carrying value of the brand. As such, the Company prepared a discounted cash flow analysis using weighted probabilities on a worst case, base case and best case scenarios. This analysis estimated a fair value of approximately $95.2 million and the Company recorded a $65.1 million impairment charge to the brand's intangible asset in the fourth

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Goodwill and Other Intangible Assets (Continued)

quarter of 2008 which is included in special items within the consolidated statements of operations and comprehensive income (loss).

        The estimated future amortization expense for intangible assets is as follows (in millions):

Years ending December 31
2011	$72.4
2012	72.4
2013	72.4
2014	72.4
2015	72.4

        Amortization expense of intangible assets was $ 75.9 million, $74.2 million and $37.0 million for the years ended December 31, 2010, December 31, 2009 and the six months ended December 31, 2008, respectively.

7. Capital Stock

        The capital stock in the Company is divided between Class A (840,000 shares issued and authorized) and Class B (160,000 shares issued and authorized). The Class A shares have voting rights and the Class B shares have no voting rights. The Shareholders are not personally obligated for the debts and obligations of the Company. Capital stock as of December 31, 2010 and December 31, 2009 is as follows:

Number of Shares
Class A
Miller (par value $.01, per share)	420,000
Coors (par value $.01, per share)	420,000

840,000

Class B
Miller (par value $.01, per share)	160,000

8. Fair Value Measurements

        The tables below summarize the Company's assets and liabilities that were measured at fair value as of December 31, 2010 and 2009. Derivative assets and liabilities are financial instruments measured at fair value on a recurring basis, and the guidance on fair value measurements and disclosures have been applied to these balances accordingly. See Note 1, "Basis of Presentation and Summary of Significant Accounting Policies."

        The authoritative guidance for fair value establishes a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach and cost approach). The Company utilizes a combination of market and income approaches to value derivative instruments. The Company's financial assets and liabilities are measured

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

8. Fair Value Measurements (Continued)

using inputs from the three levels of the fair value hierarchy. The three levels of the hierarchy are as follows:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities
Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or
Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or
Inputs other than quoted prices that are observable for the asset or liability
Level 3	Unobservable inputs for the asset or liability

        The following tables present information about the Company's derivative assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009 (in millions):

		Fair Value Measurements at December 31, 2010
	Total Carrying Value at December 31, 2010	Level 1	Level 2	Level 3
Commodity Derivative Assets	$112.9	$—	$112.9	$—
Commodity Derivative Liabilities	(26.1)	(19.7)	(6.4)	—

Total	$86.8	$(19.7)	$106.5	$—

		Fair Value Measurements at December 31, 2009
	Total Carrying Value at December 31, 2009	Level 1	Level 2	Level 3
Commodity Derivative Assets	$95.1	$—	$95.1	$—
Commodity Derivative Liabilities	(24.7)	(18.7)	(6.0)	—

Total	$70.4	$(18.7)	$89.1	$—

        The Company endeavors to utilize the best available information in measuring fair value. The commodity derivative assets and liabilities are valued using the listed markets, if market data for identical commodity contracts exist or a combination of listed markets and published prices, if market data for similar commodity contracts exists. As such, these derivative instruments are classified within Level 1 or Level 2, as appropriate.

        The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable and current accrued liabilities approximate fair value as recorded due to the short-term maturity of these instruments. The Company considers all highly liquid temporary investments with an original maturity of less than three months when purchased to be cash equivalents. Assuming current market rates for similar instruments and adjusted for non-performance risk, the carrying value of long-term debt approximates the fair value as of December 31, 2010. As of December 31, 2009 the carrying value of long-term debt exceeded the fair value by approximately $0.1 million.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Hedging Transactions and Derivative Financial Instruments

Overview and Risk Management Policies

        In the normal course of business, the Company is exposed to fluctuations of commodity prices. These exposures relate to the acquisition of production and packaging materials. The Company has established policies and procedures that govern the strategic management of these exposures through the use of a variety of financial instruments. By policy, the Company does not enter into such contracts for trading purposes or for the purpose of speculation.

        The Company's objective in managing its exposure to fluctuations in commodity prices is to reduce the volatility in its cash flows and earnings caused by unexpected adverse fluctuations in the commodity markets. To achieve this objective, the Company enters into futures contracts, swaps and purchased option collars. In general, maturity dates of the contracts coincide with market purchases of the commodity. As of December 31, 2010, the Company had financial commodity swap and futures contracts in place to hedge certain future expected purchases of aluminum can sheet, aluminum cans, natural gas, and electricity. The Company also hedges the diesel fuel surcharge exposure that it subsidizes for its distributors. These contracts are either marked-to-market, with changes in fair value recognized in cost of goods sold, or have been designated as cash flow hedges of forecasted purchases, and recognized in other comprehensive income (loss). The maturities of the Company's derivative instruments range from several months to four years. The following are notional transaction amounts for the Company's outstanding derivatives as of December 31, 2010 and December 31, 2009, summarized by instrument type:

Commodity Type	Notional Value as of December 31, 2010	Notional Value as of December 31, 2009
Swaps	$464.5	$529.1
Exchange Traded Futures Contracts	48.0	72.5

Total	$512.5	$601.6

        The Company also enters into physical hedging agreements directly with its suppliers as a part of its risk management strategy. The Company has concluded that some of these contracts are derivatives and has elected the 'Normal Purchase Normal Sales' exemption on certain of these physical hedging derivative contracts. As a result, these contracts do not need to be recorded on the consolidated balance sheets. For contracts which the Company elected the 'Normal Purchase Normal Sales' scope exception, it appropriately documented the basis of the conclusion. The Company also considers whether any provisions in its contracts represent "embedded" derivative instruments as defined in the accounting standards. As of December 31, 2010, the Company has concluded that no "embedded" derivative instruments warrant separate fair value accounting.

Counterparty Risk and Collateral

        Counterparty default risk is considered low because the types of derivatives that the Company enters into are either highly liquid exchange-traded instruments with frequent margin posting requirements or over-the-counter instruments transacted with highly rated financial institutions. Moreover, bilateral collateral posting arrangements are in place with the Company's counterparties, including some suppliers, which require posting of collateral if the fair values of its positions exceed

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Hedging Transactions and Derivative Financial Instruments (Continued)

certain thresholds. These agreements call for the posting of collateral in the form of cash if a fair value loss position to the Company's counterparties or the Company exceeds a certain amount.

        The Company has elected to present its cash collateral utilizing a gross presentation, in which cash collateral amounts held or provided are not netted against the fair value of outstanding derivative instruments. As of December 31, 2010, the Company posted $23.3 million in collateral with its counterparties, which is classified as prepaid assets and other assets in the consolidated balance sheets. The entire amount of collateral outstanding is associated with derivative contracts. As of December 31, 2009, the Company posted $39.3 million in collateral with its counterparties, which is classified as prepaid assets and other assets in the consolidated balance sheets. Of this amount, $25.1 million was associated with derivative contracts and $14.2 million was associated with supply agreements whose out of the money positions were not reflected in the consolidated balance sheets.

Hedge Accounting Policies and Presentation

        The majority of all derivatives entered into by the Company qualify for and are designated as cash flow hedges.

        All derivatives are recognized on the consolidated balance sheets at their fair value. See discussion regarding fair value measurements in Note 8, "Fair Value Measurements." The effective portion of changes in the fair value of commodity derivative instruments qualifying as cash flow hedges are reported in other comprehensive income (loss) and are subsequently reclassified into earnings when the forecasted transaction affects earnings. Gains and losses from the ineffective portion or the excluded component of any hedge are recognized in the income statement immediately. The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking hedge transactions as required by the standards. The Company formally assesses both at hedge inception and on an ongoing basis, whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When it is determined that a derivative is not, or has ceased to be, highly effective as a hedge, the Company discontinues hedge accounting prospectively. When the Company discontinues hedge accounting prospectively, but it continues to be probable that the forecasted transaction will occur, the existing gain or loss on the derivative remains in accumulated other comprehensive income (loss) and is reclassified into earnings when the original forecasted transaction affects earnings. In a situation where it becomes probable that a hedged forecasted transaction will not occur, any gains and/or losses that have been recorded to accumulated other comprehensive income (loss) would be required to be immediately reclassified into earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company will carry the derivative at its fair value on the consolidated balance sheets until maturity, recognizing future changes in the fair value in current period earnings.

        The Company records realized gains and losses from commodity derivative instruments to the same financial statement line item as the hedged item/forecasted transaction. Changes in unrealized gains and losses for derivatives not designated as a cash flow hedge are recorded directly in earnings each period and are recorded to the same financial statement line item as the associated realized (cash settled) gains and losses.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Hedging Transactions and Derivative Financial Instruments (Continued)

Results of Derivative Activities

        The following tables present the location of all assets and liabilities associated with the Company's hedging instruments within the consolidated balance sheets as of December 31, 2010 and December 31, 2009 (in millions):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value at 12/31/10	Balance Sheet Location	Fair Value at 12/31/10
Derivatives designated as hedging instruments:
Commodity Contracts	Derivative Financial Instruments—Current	$33.0	Derivative Financial Liabilities—Current	$(12.1)
	Derivative Financial Instruments—Long term	79.7	Derivative Financial Liabilities—Long term	(12.2)

Total derivatives designated as hedging instruments		$112.7		$(24.3)

Derivatives not designated as hedging instruments:
Commodity Contracts	Derivative Financial Instruments—Current	$0.2	Derivative Financial Liabilities—Current	$(1.2)
	Derivative Financial Instruments—Long term	—	Derivative Financial Liabilities—Long term	(0.6)

Total derivatives not designated as hedging instruments		$0.2		$(1.8)

Total Derivatives		$112.9		$(26.1)

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Hedging Transactions and Derivative Financial Instruments (Continued)

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value at 12/31/09	Balance Sheet Location	Fair Value at 12/31/09
Derivatives designated as hedging instruments:
Commodity Contracts	Derivative Financial Instruments—Current	$6.9	Derivative Financial Liabilities—Current	$(13.4)
	Derivative Financial Instruments—Long term	88.0	Derivative Financial Liabilities—Long term	(11.3)

Total derivatives designated as hedging instruments		$94.9		$(24.7)

Derivatives not designated as hedging instruments:
Commodity Contracts	Derivative Financial Instruments—Current	$0.2	Derivative Financial Liabilities—Current	$—

Total derivatives not designated as hedging instruments		$0.2		$—

Total Derivatives		$95.1		$(24.7)

        The following tables present the impact of derivative instruments and their location within the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2010 and December 31, 2009 (in millions). Amounts are presented gross of tax.

	For the year ended December 31, 2010
	Amount of Net Gain (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Net Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Net Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Location of Net Gain (Loss) Reclassified from AOCI into Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Net Gain (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Derivatives in Cash Flow Hedging Relationships:
Commodity Contracts	$(1.0)	Cost of Goods Sold	$(15.4)	Cost of Goods Sold	$0.1

Total	$(1.0)		$(15.4)		$0.1

	For the year ended December 31, 2009
	Amount of Net Gain (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Net Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Net Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Location of Net Gain (Loss) Reclassified from AOCI into Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Net Gain (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Derivatives in Cash Flow Hedging Relationships:
Commodity Contracts	$139.5	Cost of Goods Sold	$(80.8)	Cost of Goods Sold	$(4.6)

Total	$139.5		$(80.8)		$(4.6)

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Hedging Transactions and Derivative Financial Instruments (Continued)

		For the year ended December 31, 2010	For the year ended December 31, 2009
	Location of Net Gain (Loss) Recognized in Income on Derivative	Amount of Net Gain (Loss) Recognized in Income on Derivative	Amount of Net Gain (Loss) Recognized in Income on Derivative
Derivatives not in Hedging Relationship:
Commodity Contracts	Cost of Goods Sold	$1.9	$(0.6)

Total		$1.9	$(0.6)

        Included in the Company's total net unrealized gains from commodity cash flow hedges as of December 31, 2010, are approximately $21.9 million in unrealized net losses that are expected to be reclassified into earnings within the next calendar year.

10. Other Current Liabilities

        Other current liabilities consist of (in millions):

	December 31, 2010	December 31, 2009
Accrued excise and non-income related taxes	$72.9	$82.0
Customer deposits on containers	61.3	60.2
Insurance	13.3	13.5
Current portion of long-term debt	20.5	4.6
Other	24.2	22.6

Other current liabilities	$192.2	$182.9

11. Employee Retirement Plans

Defined Benefit Plans

        The Company offers defined benefit plans that cover salaried non-union, hourly non-union and union employees while maintaining separate benefit structures across the various employee groups. Benefit accruals for the majority of salaried non-union employees have been frozen and the plans are closed to new entrants.

        Benefits for eligible hourly non-union employees are generally based on pay and service. Benefit accruals for hourly union employees are the subject of collective bargaining and are based on a flat rate per year of service. Through the collective bargaining process, agreement has been reached to cease benefit accruals and the plans are closed to new entrants.

        The actuarial method used is the unit credit method.

        Total defined benefit plan expense for the years ended December 31, 2010, December 31, 2009 and six months ended December 31, 2008 was $86.2 million, $95.7 million and $12.9 million, respectively.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

        The changes in the projected benefit obligation, plan assets and the funded status of the pension plans are as follows (in millions):

	December 31, 2010	December 31, 2009
Actuarial present value of accumulated benefit obligation	$2,392.0	$2,206.1

Change in projected benefit obligation:
Projected benefit obligation, beginning of year	$2,232.4	$2,087.2
Service cost	17.7	17.1
Plan amendments	3.9	5.9
Interest cost	122.2	126.1
Actuarial loss	202.4	134.8
Curtailment loss	—	1.5
Benefits paid	(144.3)	(140.2)

Projected benefit obligation, end of year	$2,434.3	$2,232.4

Change in plan assets:
Fair value of plan assets, beginning of year	$1,682.0	$1,498.2
Actual return on plan assets	179.3	210.7
Employer contributions	220.5	117.2
Administrative expenses	(8.8)	(3.9)
Benefits paid	(144.3)	(140.2)

Fair value of plan assets, end of year	$1,928.7	$1,682.0

Funded status at end of year:
Projected benefit obligation	$(2,434.3)	$(2,232.4)
Fair value of plan assets	1,928.7	1,682.0

Funded status—underfunded	$(505.6)	$(550.4)

Amounts recognized in the consolidated balance sheets:
Current liabilities	$(2.6)	$(2.4)
Noncurrent liabilities	(503.0)	(548.0)

Total	$(505.6)	$(550.4)

Amounts included in accumulated other comprehensive loss:
Net actuarial loss	$856.0	$755.2
Prior service (credit)/cost	(2.1)	9.2

Total	$853.9	$764.4

        The estimated prior service credit and net actuarial loss for defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year are ($0.2) million and $61.6 million, respectively.

        The Company maintains two trusts, one for participants formerly employed by Coors (the "Coors Trust") and one for participants formerly employed by Miller (the "Miller Trust"). The assets of these plans are invested in a similar fashion using an overall risk management framework to minimize the

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

impact of interest rate changes on the plans' funded status. Following is a comparison of target asset allocation percentages to actual asset allocation percentages as of December 31, 2010 and December 31, 2009:

	As of December 31, 2010				As of December 31, 2009
	Coors Trust		Miller Trust		Coors Trust		Miller Trust
	Target Allocation	Actual Allocation	Target Allocation	Actual Allocation	Target Allocation	Actual Allocation	Target Allocation	Actual Allocation
Equity Securities	27%	29%	18%	17%	46%	51%	60%	63%
Fixed Income Securities[1]	67%	66%	80%	80%	45%	43%	35%	34%
Real Estate	6%	5%	2%	3%	9%	6%	5%	3%

Total	100%	100%	100%	100%	100%	100%	100%	100%

1 Includes Cash held in Short Term Investment Funds

        The Company manages plan assets utilizing a Liability Driven Investment ("LDI") approach, meaning that assets are managed within a risk management framework which addresses the need to generate incremental returns in the context of an appropriate level of risk, based on plan liability profiles and changes in funded status. The approach to pension risk management allocates assets in a manner that balances the generation of incremental returns with the management of overall risk.

        A portion of plan assets is allocated to a growth, or return seeking, portfolio invested in a diversified pool of assets including equity securities, fixed income securities and real estate investment funds, in order to generate an incremental return relative to a risk free rate within an acceptable level of overall risk. Additionally, a portion of plan assets is allocated to an interest rate hedging portfolio comprised of fixed income securities and derivative overlay positions designed to offset changes in the value of pension liabilities to mitigate funded status volatility resulting from changes in interest rates. Finally, a portion of plan assets is allocated to a liquidity portfolio of cash and cash equivalents designed to meet short-term liquidity needs, reduce overall risk and provide collateral for derivative positions. Allocations between the return seeking portfolio, the immunizing portfolio and the liquidity portfolio are determined based on the estimated Pension Protection Act ("PPA") funded status with specific allocations for various ranges of funded status prescribed within the formal Investment Policy Statement.

        Equity securities primarily include investments in commingled equity funds (common & collective trusts), large and small cap domestic equities, and international equities including emerging markets. Fixed income securities include corporate bonds, collateralized obligations and mortgage backed securities, government bonds, government collateralized obligations, U.S. government agency securities, and municipal and provincial bonds and notes. Fixed income securities also include interest rate derivatives such as interest rate futures, options and swaps as well as credit default swaps intended to hedge interest rate risk. Real estate holdings through real estate funds comprise a small portion of plan investments.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

        The more significant commingled fund holdings within each portfolio as of December 31, 2010 include the following:

			% of Total Portfolio
Manager	Fund Name	Sector	Coors	Miller
SSgA	Russell 1000 IndexFund	Lg Cap Equities	12%	8%
Capital Guardian	Int'l Equity Fund	EAFE Equities	7%	n/a
SSgA	MSCI EAFE IndexFund	EAFE Equities	4%	3%
Prudential	US Long Duration Corp Bond Fund	Long Dura Fixed Inc	n/a	12%
Wellington	JPM PAG EM Debt Fund
	Portfolio Collective Investment Fund	EM Debt	3%	2%

n/a indicates manager/fund has not been hired/funded by Plan

        The Company has established prudent and specific investment guidelines, hired investment managers to manage plan assets after careful consideration of the management firm's structure, investment process, research capabilities, and performance relative to peers, and believes that no significant concentrations of risk exist with any given investment manager or within any single category of assets.

        Investment return assumptions for all plans have been determined by applying projected capital market return assumptions obtained from the Company's investment advisor, to plan assets on a weighted average basis, adding an active management premium where appropriate, and considering investment manager fees.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

  Fair Value of Plan Assets

        Fair values of the Company's plan assets as of December 31, 2010 and December 31, 2009 are outlined below.

  Coors Trust—Fair Value Measurements as of December 31, 2010 (in millions):

	Level 1	Level 2	Level 3	Total
Cash—Non-Interest Bearing	$0.1			$0.1
Receivables
Due for Securities Sold	$17.0			$17.0
Due for Derivatives	0.3			0.3
Accrued Income	6.3			6.3

Total Receivables	$23.6	$—	$—	$23.6
Investments
Cash—Interest Bearing	$2.9			$2.9
Cash Collateral Held Elsewhere			0.2	0.2
Commingled Funds/Common/Collective Trusts
Bond Funds		46.2		46.2
Equity Funds		105.4		105.4
Equity Funds—International		122.0		122.0
Real Estate			48.8	48.8
Short Term Investment Funds		16.5		16.5
Common Stock
Common Stock Excluding Depository Receipts	30.5			30.5
Common Stock—Depository Receipts	0.7			0.7
Fixed Income Securities
Corporate Bonds		295.1		295.1
Derivatives—Credit Default Swaps		—		—
Derivatives—Interest Rate Forwards		60.1		60.1
Derivatives—Interest Rate Options		—		—
Derivatives—Interest Rate Swaps		0.1	18.8	18.9
Government Agencies		20.9		20.9
Government Bonds		143.2		143.2
Government Collateralized Obligations & MBS		23.0		23.0
Municipal & Provincial Bonds		25.5		25.5
Non-Gov't Backed Collateralized Obligations & MBS		8.6		8.6

Total Investments	$34.1	$866.6	$67.8	$968.5
Liabilities
Due for Derivative Contracts	$(0.4)	$(11.7)		$(12.1)
Due for Securities Purchased	(83.0)			$(83.0)

Total Liabilities	$(83.4)	$(11.7)	$—	$(95.1)
Net Assets Available for Benefits	$(25.6)	$854.9	$67.8	$897.1

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

Coors Trust—Fair Value Measurements as of December 31, 2009 (in millions):

	Level 1	Level 2	Level 3	Total
Cash—Non-Interest Bearing	$—			$—
Receivables
Due for Securities Sold	$9.7			$9.7
Accrued Income	5.6			5.6

Total Receivables	$15.3	$—	$—	$15.3
Investments
Cash—Interest Bearing	$1.5			$1.5
Cash Collateral Related to Derivatives			27.2	27.2
Commingled Funds/Common/Collective Trusts
Equity Funds		155.4		155.4
Equity Funds—International		158.6		158.6
Short Term Investment Funds		4.3		4.3
Common Stock
Common Stock Excluding Depository Receipts	79.3			79.3
Common Stock—Depository Receipts	1.3			1.3
Fixed Income Securities
Corporate Bonds		241.4		241.4
Derivatives—Interest Rate Swaps		2.8	8.1	10.9
Government Agencies		58.8		58.8
Government Bonds		101.1		101.1
Municipal & Provincial Bonds		13.0		13.0
Non-Gov't Backed Collateralized Obligations & MBS		3.1	5.7	8.8
Real Estate			47.3	47.3
Collateral Related to Securities Lending		70.4		70.4

Total Investments	$82.1	$808.9	$88.3	$979.3
Liabilities
Due for Derivative Contracts		$(26.2)		$(26.2)
Due for Securities Purchased	(102.8)		(0.1)	(102.9)
Collateral Held on Derivatives Contracts			(11.1)	(11.1)
Collateral Related to Securities Lending		(70.4)		(70.4)

Total Liabilities	$(102.8)	$(96.6)	$(11.2)	$(210.6)
Net Assets Available for Benefits	$(5.4)	$712.3	$77.1	$784.0

  Coors Trust—Significant Movements Into / Out of Level 1 and 2 Assets:

        The Coors Trust has experienced a small movement out of Level 1 assets and into Level 2 assets due to a refinement of its LDI approach to managing assets. Specifically, allocations to Level 1 equities have been redistributed to Level 2 commingled fund and fixed income securities within the growth, or return seeking, portfolio.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

  Coors Trust—Change in Value of Level 3 Assets (in millions):

Investment Category	Beginning Balance	Transfers In/(Out) Beginning of Period	Purchases and Other Acquisitions	Sales and Other Settlements	Additional Security Related Items	Change in Unrealized Gain/Loss	Change in UGL Adj Due to Security Movement	Change in UGL Adj Due to Transfer In/Out	Realized Gain/Loss	Transfers In/(Out) End of Period	Ending Balance
Cash Collateral Held Elsewhere	$27.2	$1.3	$12.8	$(41.0)	$—	$—	$—	$—	$—	$—	$0.3
Derivatives—IR Swaps	8.1	—	5.8	(19.7)	—	10.7	13.9	—	—	—	18.8
Non-Gov't Backed CMOs & MBS	5.7	—	—	(4.7)	—	2.3	0.1	(0.1)	(1.7)	(1.6)	—
Real Estate	47.3	—	—	(0.6)	1.2	0.9	—	—	(0.1)	—	48.7
Due for Derivative Contracts	(11.1)	—	—	11.1	—	—	—	—	—	—	—
Due for Securities Purchased	(0.1)	—	—	0.1	—	—	—	—	—	—	—

Total	$77.1	$1.3	$18.6	$(54.8)	$1.2	$13.9	$14.0	$(0.1)	$(1.8)	$(1.6)	$67.8

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

  Miller Trust—Fair Value Measurements as of December 31, 2010 (in millions):

	Level 1	Level 2	Level 3	Total
Cash—Non-Interest Bearing	$0.6			$0.6
Receivables	$—			$—
Investments
Commingled Funds/Common/Collective Trusts
Bond Funds		$166.7		$166.7
Equity Funds		79.1		79.1
Equity Funds—International		72.9		72.9
Real Estate			29.1	29.1
Short Term Investment Funds		86.4		86.4
Common Stock
Common Stock Excluding Depository Receipts	22.8			22.8
Common Stock—Depository Receipts	0.2			0.2
Fixed Income Securities
Corporate Bonds		319.0		319.0
Derivatives—Credit Default Swaps		0.1		0.1
Derivatives—Interest Rate Swaps	0.3	95.0	47.7	143.0
Government Agencies		24.4		24.4
Government Bonds		171.2		171.2
Municipal & Provincial Bonds		20.1		20.1
Non-Gov't Backed Collateralized Obligations & MBS		9.1		9.1
Other		0.7		0.7
Other
Mutual Funds	32.2			32.2
Repurchase Agreements		1.0		1.0

Total Investments	$55.5	$1,045.7	$76.8	$1,178.0
Liabilities
Due for Derivative Contracts		$(98.0)	$(49.0)	$(147.0)

Total Liabilities	$—	$(98.0)	$(49.0)	$(147.0)
Net Assets Available for Benefits	$56.1	$947.7	$27.8	$1,031.6

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

  Miller Trust—Fair Value Measurements as of December 31, 2009 (in millions):

	Level 1	Level 2	Level 3	Total
Cash—Non-Interest Bearing	$—			$0.0
Receivables
Due for Securities Sold	$3.0			$3.0
Accrued Income	4.6			4.6

Total Receivables	$7.6	$—	$—	$7.6
Investments
Commingled Funds/Common/Collective Trusts
Equity Funds		$418.9		$418.9
Equity Funds—International		137.4		137.4
Real Estate			28.9	28.9
Short Term Investment Funds		2.8		2.8
Fixed Income Securities
Corporate Bonds		260.4		260.4
Derivatives—Credit Default Swaps		7.9		7.9
Derivatives—Interest Rate Futures	86.6			86.6
Government Bonds		11.1		11.1
Municipal & Provincial Bonds		9.9		9.9
Non-Gov't Backed Collateralized Obligations & MBS		1.1	0.4	1.5
Other
Mutual Funds	20.6			20.6

Total Investments	$107.2	$849.5	$29.3	$986.0
Liabilities
Due for Derivative Contracts	$(87.5)	$(8.1)	$—	$(95.6)

Total Liabilities	$(87.5)	$(8.1)	$—	$(95.6)
Net Assets Available for Benefits	$27.3	$841.4	$29.3	$898.0

  Miller Trust—Significant Movements Into / Out of Level 1 and 2 Assets:

        During 2010, the Miller Trust employed a LDI strategy similar to that previously employed for the Coors Trust. As a result, allocations to Level 1 equities have been redistributed to Level 2 commingled fund and fixed income securities within the growth, or return seeking, portfolio.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

  Miller Trust—Change in Value of Level 3 Assets (in millions):

Investment Category	Beginning Balance	Transfers In/(Out) Beginning of Period	Purchases and Other Acquisitions	Sales and Other Settlements	Additional Security Related Items	Change in Unrealized Gain/Loss	Change in UGL Adj Due to Security Movement	Change in UGL Adj Due to Transfer In/Out	Realized Gain/Loss	Transfers In/(Out) End of Period	Ending Balance
Derivatives—IR Swaps	$—	$—	$49.0	$—	$—	$(1.3)	$—	$—	$—	$—	$47.7
Non-Gov't Backed CMO's & MBS	0.4	—	—	(0.4)	—	—	—	—	0.1	—	0.1
Real Estate	28.9	—	0.1	—	—	—	—	—	—	—	29.0
Due for Derivative Contracts	—	—	—	(49.0)	—	—	—	—	—	—	(49.0)

Total	$29.3	$—	$49.1	$(49.4)	$—	$(1.3)	$—	$—	$0.1	$—	$27.8

Valuation Techniques

        Detailed below are the valuation techniques used to determine the fair value of the various types of plan investments:

  •
  Cash (Level 1)—Includes interest and non-interest bearing. Valued at cost.

  •
  Common Stock including Depository Receipts (Level 1)—Valued using the official close, last trade, bid, or ask price (all readily observable inputs) reported on the active market or exchange on which the individual securities are traded.

  •
  Fixed Income—Derivatives—Futures (Level 1)—Valued using exchange traded quotes that are readily observable in the market.

  •
  Mutual Funds (Level 1)—Mutual funds are investment companies registered under the Investment Company Act of 1940 that pool the capital of many investors. They are valued using the official close, last trade, bid, or ask price (all readily observable inputs) reported on the active market or exchange on which the funds are traded.

  •
  Certificates of Deposit (Level 2)—Priced using spreads off various interest rate curves (e.g., LIBOR, government) obtained from dealer quotes and therefore are indirectly observable.

  •
  Commingled Funds/Common/Collective Trusts (Level 2, except for those holding real estate; see below)—These are trusts established for the collective investment of assets contributed from employee benefit plans maintained by more than one employer. Units are valued based on the fair value of the funds' underlying investments, with the fund valued at Net Asset Value ("NAV") observable only indirectly via fund managers by fund participants.

  •
  Commingled Funds/Common/Collective Trusts—Real Estate/Real Estate Funds (Level 3)—Valued by investment managers and independent appraisers on a periodic basis. Data is not readily observable.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

  •
  Fixed Income—Corporate Bonds (Level 2)—Priced by brokers based on structured product markets, interest rate movements, new issue information, issuer ratings, dealer quotes, trade prices, etc., which are either directly or indirectly observable.

  •
  Fixed Income—Derivatives (Credit Default Swaps, Interest Rate Forwards/Options/Swaps) (Level 2 unless priced by Investment Manager, then Level 3)—Priced using relatively observable inputs including yields, interest rate curves and spreads. Exchange traded derivatives are typically priced using the last trade price representing the last price at which the security was last traded on the exchange.

  •
  Fixed Income—Government Agencies, Government Bonds, Government Collateralized Obligations and Mortgage Backed Securities ("MBS") (Level 2)—Priced based on dealer quotes, bond market activity, trade execution data, interest rate movements and volatilities, LIBOR/Swap forward curves, credit spreads which are either directly or indirectly observable.

  •
  Fixed Income—Municipal & Provincial Bonds (Level 2)—Priced using data obtained from market makers, brokers, dealers and analysts. Data includes information on current trades, bid-wanted lists and offerings, general information on market movement, direction, trends and specific data on specialty issues.

  •
  Fixed Income—Non-Government Backed Collateralized Obligations & MBS (Level 2 unless priced by Investment Manager, then Level 3)—Priced by brokers based on structured product markets, interest rate movements, new issue information, issuer ratings, dealer quotes, trade prices, etc., which are neither directly or indirectly observable.

  •
  Investment of Collateral (Related to Securities Lending) (Level 2)—Consists of an investment in a cash collateral commingled fund holding government bonds, government agency securities, letters of credit, repurchase agreements and cash equivalents. Valued at the closing price reported on the active market on which the individual securities are traded using an institutional bid evaluation or institutional mid evaluation, observable only indirectly via the fund manager by fund participants. NOTE: This category is relevant for 2009 only as the Coors portfolio, which had previously participated in Securities Lending activities, reduced that activity during 2010 so that the balance at December 31, 2010 was de minimus.

  •
  Cash Collateral Related to Derivatives (Held Elsewhere) (Level 3)—Collateral held by the investment manager or counterparty on derivative contracts that are priced by the investment manager, and as with derivatives that are priced by the investment manager and classified as Level 3, are not directly observable.

        The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

Pension Expense

        The following represents the Company's net periodic pension cost (in millions):

	Year ended December 31, 2010	Year ended December 31, 2009	Six months ended December 31, 2008
Components of net periodic pension cost:
Service cost	$17.7	$17.1	$11.4
Administrative expenses	7.6	3.9	—
Interest cost	122.2	126.1	63.3
Expected return on assets	(128.3)	(126.0)	(69.3)
Amortization of prior service cost	1.2	3.5	2.3
Amortization of actuarial loss	51.8	47.1	5.7
Curtailment loss/(gain), including termination benefits	14.0	24.0	(0.5)

Net periodic pension cost	$86.2	$95.7	$12.9

        Pension expense is actuarially calculated annually based on data available at the beginning of each year. Assumptions used in the calculations are determined separately for the Coors Trust and the Miller Trust and include the settlement discount rate, expected rate of return on investments and rate of compensation increases and are detailed in the table below.

	Coors Trust			Miller Trust
	For the periods ended			For the periods ended
	December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2010	December 31, 2009	December 31, 2008
Weighted average assumptions:
Discount rate (1)	5.00%	5.57%	6.22%	5.23%	5.78%	6.17%
Expected return on plan assets	6.70%	7.40%	7.80%	6.00%	7.70%	7.84%
Rate of compensation increases	2.75%	3.00%	3.00%	0.00%	3.50%	3.50%

(1)
Rate utilized, as determined separately for the Coors Trust and the Miller Trust using the Citigroup Pension Liability Index and combined projected cash flows from each trust's pension and other post retirement plans, at year-end for the following year's pension expense and related balance sheet amounts at current year-end.

Contributions

        The Company expects that its contributions to the plans will be in the range of $75 million to $100 million during 2011.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

Benefit Payments

        The following benefits are expected to be paid by the plans for the years ending December 31 as follows (in millions):

Years ending December 31
2011	$156.1
2012	155.5
2013	152.5
2014	155.0
2015	161.9
2016-2020	867.1

        The most recent valuation of the pension plans was completed by an independent actuary as of December 31, 2010.

Pension Plan Curtailment and Special Termination Benefits

        As part of collective bargaining in 2010, cessation of benefit accruals were negotiated to occur when the current labor agreements expire for two of the hourly unions at the Milwaukee brewery. This resulted in a curtailment loss of $14.0 million which is reflected in the net periodic pension cost.

        As part of collective bargaining in 2009, cessation of benefit accruals were negotiated to occur when the current labor agreements expire for hourly union employees at the Eden, Trenton and Leinenkugel breweries. This resulted in a curtailment loss of $22.5 million which is reflected in the net periodic pension cost.

        Certain employees at the Golden brewery whose jobs were eliminated in 2009 were granted years of service to reach significant retirement milestones. This resulted in a $1.5 million special termination benefit which is reflected in net periodic pension cost.

        Effective December 31, 2008, benefits were frozen for all employees who were former salaried exempt employees of Coors as well as former salaried non-exempt and hourly non-union employees of Coors who were hired after December 31, 2007. This resulted in a curtailment gain of $2.4 million and is reflected in net periodic pension cost in 2008.

        Certain employees meeting specified age and service requirements, and whose jobs were eliminated due to the MillerCoors joint venture were granted additional service credits under the plans. The cost of these special termination benefits equaled $1.9 million and is reflected in net periodic pension cost in 2008.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

Change in Accumulated Other Comprehensive Loss

        Changes in pension plan assets and benefit obligations recognized in accumulated other comprehensive loss for years ended December 31, 2010 and December 31, 2009 were as follows (in millions):

Accumulated other comprehensive loss as of December 31, 2008:	$781.5
Amortization of prior service cost	(3.5)
Amortization of actuarial loss	(47.1)
Current period actuarial loss	50.1
Prior service cost/plan amendments	5.9
Curtailments	(22.5)

Accumulated other comprehensive loss as of December 31, 2009:	$764.4
Amortization of prior service cost	(1.2)
Amortization of actuarial loss	(51.8)
Current period actuarial loss	152.6
Prior service cost/plan amendments	3.9
Curtailments	(14.0)

Accumulated other comprehensive loss as of December 31, 2010:	$853.9

Multi-employer Pension Plans

        The Company and Pabst Brewing Company ("Pabst") are responsible for the Milwaukee Brewery Workers' Pension Plan. In connection with Pabst's closure of its Milwaukee, Wisconsin brewery and its contract brewing agreement with the Company, Pabst entered into a Withdrawal Liability Settlement Agreement which requires annual payments by Pabst to this pension plan of approximately $4.3 million until 2013. In the event that Pabst is unable to fulfill its pension plan obligation, the plan would have recourse to all the assets of Pabst. If such assets do not satisfy Pabst's remaining pension obligation, the Company would be obligated to fund the remaining Pabst withdrawal liability until 2013.

        In accordance with FASB guidance, in a multi-employer plan, an employer treats the plan as a defined contribution plan and recognizes expense when contributions are made. Contributions by the Company to various multi-employer plans for the years ended December 31, 2010, December 31, 2009 and the six months ended December 31, 2008 were $13.1 million, $13.5 million and $5.5 million, respectively.

Defined Contribution Plan

        Essentially all employees of the Company are covered by a qualified defined contribution plan, the provisions of which vary by employee group. Contributions by the Company to qualified defined contribution plans for the years ended December 31, 2010, December 31, 2009 and the six months ended December 31, 2008 were $43.6 million, $35.0 million and $12.0 million, respectively.

        The Company provides a non-qualified defined contribution plan designed to provide allocations to executives with annual earnings exceeding the Internal Revenue Service ("IRS") compensation limit for qualified plans. The plan provides an allocation of 9% of compensation earned above the IRS

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

compensation limit. Contributions by the Company to this plan for the years ended December 31, 2010, and December 31, 2009 were $1.0 million and $1.1 million, respectively. No contributions were made to this plan for the six months ended December 31, 2008.

12. Postretirement Benefits

        The Company has postretirement plans that provide medical benefits and life insurance and, in some cases, dental and vision coverage for retirees and eligible dependents. The plans are not funded. The Company's postretirement health plan qualifies for the federal subsidy under the Medicare Prescription Drug Improvement and Modernization Act of 2003 ("the Act") because the prescription drug benefits provided under the Company's postretirement health care plan for Medicare eligible retirees generally require lower premiums from covered retirees and have lower copayments and deductibles than the benefits provided in Medicare Part D and, accordingly, are actuarially equivalent to or better than, the benefits provided under the Act. The net benefits paid for the years ended December 31, 2010 and December 31, 2009, including prescription drugs, are $40.3 million and $42.0 million, respectively. Subsidies of $0.8 million and $0.9 million were received in 2010 and 2009, respectively.

        The Company's net periodic postretirement benefit cost and changes in the projected benefit obligation of the postretirement benefit plans are as follows (in millions):

	Year ended December 31, 2010	Year ended December 31, 2009	Six months ended December 31, 2008
Components of net periodic postretirement benefit cost:
Service cost	$10.7	$12.2	$5.4
Interest cost	34.6	42.8	21.8
Amortization of prior service credit	(6.4)	(5.7)	(2.8)
Amortization of actuarial loss	1.2	8.2	2.4
Special termination benefits / curtailment loss	—	0.8	1.0

Net periodic postretirement benefit cost	$40.1	$58.3	$27.8

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. Postretirement Benefits (Continued)

	December 31, 2010	December 31, 2009
Change in projected benefit obligation:
Projected benefit obligation, beginning of year	$630.4	$719.2
Service cost	10.7	12.2
Interest cost	34.6	42.8
Plan amendments	(7.2)	(2.0)
Actuarial loss / (gain)	52.9	(100.6)
Special termination benefits / curtailment loss	—	0.8
Benefits paid	(40.3)	(42.0)

Projected benefit obligation, end of year	$681.1	$630.4

Change in plan assets:
Fair value of plan assets, beginning of year	$—	$—
Employer contributions	40.3	42.0
Benefits paid	(40.3)	(42.0)

Fair value of plan assets, end of year	$—	$—

Funded status at end of year:
Projected benefit obligation	$(681.1)	$(630.4)
Fair value of plan assets	—	—

Funded status—underfunded	$(681.1)	$(630.4)

Amounts recognized in the consolidated balance sheets:
Current liabilities	$(45.2)	$(43.7)
Noncurrent liabilities	(635.9)	(586.7)

Total	$(681.1)	$(630.4)

Amounts included in accumulated other comprehensive (income) loss:
Net actuarial loss	$77.3	$25.5
Prior service benefit	(28.0)	(27.1)

Total	$49.3	$(1.6)

        The estimated prior service benefit and net actuarial loss for defined benefit postretirement plans that will be amortized from accumulated other comprehensive loss into net periodic postretirement benefit cost over the next year are ($6.0) million and $4.2 million, respectively. The obligations under these plans were determined by the terms of the plans, together with the relevant actuarial assumptions and health care cost trend rates. These assumptions have been determined separately for retirees who

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. Postretirement Benefits (Continued)

were former employees of Coors and retirees who were former employees of Miller and are detailed in the table below.

	Year ended December 31, 2010
	Former Employees of Coors	Former Employees of Miller
Discount Rate	5.00%	5.23%
Health Care Cost Trend Rate	Ranging ratable from 8.4% in 2011 to 5.0% in 2021	Ranging ratable from 8.0% in 2011 to 5.0% in 2019

	Year ended December 31, 2009
	Former Employees of Coors	Former Employees of Miller
Discount Rate	5.57%	5.78%
Health Care Cost Trend Rate	Ranging ratable from 7.8% in 2010 to 5.0% in 2019	Ranging ratable from 7.5% in 2010 to 5.0% in 2019

        The assumed health care cost trend rates have a significant effect on the amounts reported for other postretirement benefits. A 1% change in the assumed health care cost trend rate would have the following effects (in millions):

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$4.9	$(4.2)
Effect on postretirement benefit obligation	60.2	(53.8)

Benefit Payments

        The following benefits are expected to be paid by the plans for the years ending December 31 as follows (in millions):

Years ending December 31
2011	$45.2
2012	45.3
2013	45.5
2014	46.0
2015	46.7
2016-2020	238.5

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. Postretirement Benefits (Continued)

Change in Accumulated Other Comprehensive (Income)/Loss

        Changes in postretirement benefit plan assets and benefit obligations recognized in other comprehensive (income)/loss for the years ended December 31, 2010 and December 31, 2009, were as follows:

Accumulated other comprehensive loss as of December 31, 2008:	$103.5
Amortization of prior service credit	5.7
Amortization of actuarial loss	(8.2)
Current period actuarial gain	(100.6)
Prior service credit/plan amendments	(2.0)

Accumulated other comprehensive income as of December 31, 2009:	$(1.6)
Amortization of prior service credit	6.4
Amortization of actuarial loss	(1.2)
Current period actuarial loss	52.9
Prior service credit/plan amendments	(7.2)

Accumulated other comprehensive loss as of December 31, 2010:	$49.3

13. Debt

        The Company's total long-term borrowings are comprised of the following (in millions):

	December 31, 2010	December 31, 2009
RMMC joint venture 7.2% notes due 2013	$13.6	$18.2
RMMC joint venture borrowings due 2011	16.0	16.0
Promissory notes	3.2	3.2

Total long-term debt (including current portion)	$32.8	$37.4
Less: current portion of long-term debt	20.5	4.6

Long-term debt	$12.3	$32.8

        On January 24, 2002 and July 1, 2002, RMMC completed the private placement of $50 million principal amount of 7.2% senior notes (Series A and B, respectively), due 2013. The senior notes were amended on August 31, 2004 which effectively changed the notes from secured to unsecured. The notes include semi-annual prepayments of principal, as well as optional prepayments and redemption provisions (make-whole provisions). The optional pre-payment and redemption price is equal to the 100% of the principal amount paid, interest accrued thereon, as well as the make-whole amount.

        On July 25, 2008, RMMC entered into a credit agreement with Deutsche Bank in the amount of $16 million. The loan is guaranteed by Molson Coors and comes due on December 25, 2011. This loan bears interest at a variable rate which resets quarterly based on three month LIBOR plus a spread of 1.21%. The all-in rate at December 31, 2010 was 1.51% and at December 31, 2009 was 1.50%. Interest is paid quarterly. Terms of the agreement allow for partial or complete prepayment of the loan without penalty.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. Debt (Continued)

        The Company holds promissory notes with Ball in regard to a loan agreement established as part of the RMMC joint venture. The notes are the result of certain tax benefits received by Ball from the depreciation of assets purchased by the Company. A calculation is performed annually to determine if a loan is made to or from Ball based on the most recent tax filings. Loans made by the Company to Ball are immaterial in amount and netted against the loans from Ball. The notes will become due at the earlier of (i) the tax benefits are no longer received by Ball, (ii) the dissolution of RMMC or (iii) an event of default. Payments against this balance are not expected to be made in the foreseeable future.

        As of December 31, 2010, the aggregate principal debt maturities of long-term debt borrowings for the next five fiscal years are as follows (in millions):

2011	$20.5
2012	4.6
2013	4.5
2014	—
2015	—
Thereafter	3.2

Total	$32.8

        As of December 31, 2010, the Company was in compliance with the terms of its debt facilities.

14. Transactions with Affiliates

        Transactions with affiliates include service agreement arrangements, the purchase and sale of beer, and other charges for goods and services incurred on behalf of related parties.

        The Company participates in four service arrangements that began on July 1, 2008. These agreements are with Miller and Molson Coors, in which the Company serves as both the recipient and provider of services. Each service agreement is made between the two respective parties only. However, for the services supplied to Miller, this also includes Miller Brewing International and other subsidiaries of Miller. For the services supplied to Molson Coors, this also includes Coors Brewing International and other subsidiaries of Molson Coors. Service agreement charges to Miller for the years ended December 31, 2010, December 31, 2009 and the six months ended December 31, 2008 were $1.4 million, $1.5 million and $0.8 million, respectively. Service agreement and other charges to Molson Coors for the years ended December 31, 2010, December 31, 2009 and the six months ended December 31, 2008 were $1.1 million, $1.4 million and $0.6 million, respectively. Service agreement and other costs from Molson Coors for the years ended December 31, 2010, December 31, 2009 and the six months ended December 31, 2008 were $4.1 million, $12.7 million and $5.8 million, respectively.

        Outside of the service agreement, affiliate transactions relate mainly to beer purchases and sales. The Company recorded sales of $72.5 million, $68.9 million and $32.4 million for the years ended December 31, 2010, December 31, 2009 and the six months ended December 31, 2008, respectively, under a contract brewing relationship with Miller Brewing International. The Company recorded sales of beer to Molson Coors of $9.4 million, $9.9 million and $2.9 million for the years ended December 31, 2010, December 31, 2009 and the six months ended December 31, 2008, respectively, under a contract brewing relationship.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. Transactions with Affiliates (Continued)

        The Company recorded purchases of beer of $35.4 million, $37.9 million and $51.3 million for the years ended December 31, 2010, December 31, 2009 and the six months ended December 31, 2008, respectively, from Molson Coors. The Company also recorded purchases of beer from SABMiller in the amount of $34.9 million, $40.4 million and $22.2 million for the years ended December 31, 2010, December 31, 2009 and the six months ended December 31, 2008, respectively.

        During the years ended December 31, 2010, December 31, 2009 and the six months ended December 31, 2008, the Company sold $3.1 million, $6.9 million and $10.1 million, respectively, of hops to SABMiller and subsidiaries.

        The Company leases water rights in Colorado for use at the Golden, Colorado brewery from Molson Coors at no cost.

        RMMC is a joint venture with Ball in which the Company holds a 50% interest. Costs recorded for services provided to RMMC from Ball were $5.6 million, $7.6 million and $3.7 million for the years ended December 31, 2010, December 31, 2009 and the six months ended December 31, 2008, respectively.

        RMBC is a joint venture with Owens in which, as of December 22, 2009, the Company holds a 50% interest following the consent by Owens on the assignment by Molson Coors of its equity interest in RMBC to the Company. Transactions between RMBC and Owens for the year ended December 31, 2010 were $5.1 million. Transactions for the year ended December 31, 2009 and the six months ended December 31, 2008 were not significant.

        Amounts due from affiliates are as follows (in millions):

	December 31, 2010	December 31, 2009
Miller Brewing Company and subsidiaries	$13.9	$22.1
Molson Coors and subsidiaries	4.7	5.0
SABMiller and subsidiaries	1.3	2.2

Total	$19.9	$29.3

        Amounts due from Miller Brewing Company represent open receivables under the contract brewing arrangement with Miller Brewing International, the service agreement and other charges for goods and services incurred on its behalf. Amounts due from Molson Coors relate to costs associated with export beer production, the service agreement, and other charges for goods and services incurred on its behalf. Amounts due from SABMiller are mainly associated with hops sales and guarantee fee income.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. Transactions with Affiliates (Continued)

        Amounts due to affiliates are as follows (in millions):

	December 31, 2010	December 31, 2009
Molson Coors and subsidiaries	$6.0	$10.6
Miller Brewing Company and subsidiaries	0.2	—
SABMiller and subsidiaries	3.0	4.4
Other	3.3	5.0

Total	$12.5	$20.0

        Amounts due to Molson Coors relate mainly to the purchase of beer and charges for services provided under the service agreement. Amounts due to Miller include amounts owed for charges for goods and services incurred on its behalf. Amounts due to SABMiller mainly include purchases of beer and royalties. Other includes amounts owed to Graphic Packaging Corporation ("GPC"), a related party. The Company recorded costs of $228.1 million, $231.4 million and $98.9 million for the purchase of packaging materials from GPC for the years ended December 31, 2010, December 31, 2009 and the six months ended December 31, 2008, respectively.

15. Commitments and Contingencies

        The Company leases certain facilities and equipment under non-cancellable agreements pertaining to land and buildings, machinery and equipment, and vehicles accounted for as operating leases. The commitments are with numerous vendors and the term of each commitment can vary in length from one to fifteen years. Future minimum lease payments under these leases as of December 31, 2010 are as follows (in millions):

Years ending December 31
2011	$15.5
2012	12.0
2013	9.1
2014	7.4
2015	6.2
Thereafter	43.4

Total	$93.6

        Total rent expense was $21.8 million, $19.2 million and $10.3 million for the years ended December 31, 2010, December 31, 2009 and six months ended December 31, 2008, respectively.

        The minimum lease payments above have not been reduced by minimum sublease rentals of $2.2 million due in the future under non-cancelable subleases.

Supply Contracts

        The Company has various long-term supply contracts with unrelated third parties to purchase certain materials used in the production and packaging of its products. The contracts are generally at market rate and the terms generally stipulate that the Company must use the designated supplier for

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

15. Commitments and Contingencies (Continued)

an expected minimum percentage of its annual purchase requirements of the specified material. However, the Company is generally not obligated to make any purchases unless it requires supplies of such materials. Supply contracts outstanding as of December 31, 2010 for malt, adjuncts, bottles, labels, cans and other packaging materials expire in various years through 2016.

Advertising and Promotions

        The Company has entered into various long-term non-cancelable commitments pertaining to advertising, marketing services, and promotions. The commitments are with numerous vendors and the term of each commitment can vary in length from one year to several years.

        As of December 31, 2010, the future non-cancelable commitments are as follows (in millions):

Years ending December 31
2011	$288.4
2012	92.4
2013	47.1
2014	28.9
2015	27.6
Thereafter	77.1

Total	$561.5

Environmental

        Periodically, the Company is involved in various environmental matters. Although it is difficult to predict the Company's liability with respect to these matters, future payments, if any, would be made over a period of time in amounts that would not be material to the Company's financial position or results of operations. The Company believes that adequate reserves have been provided for environmental costs that are probable as of December 31, 2010.

Letters of Credit

        As of December 31, 2010, the Company had approximately $23.8 million outstanding in letters of credit supporting insurance arrangements. These letters of credit expire at various times throughout 2011 and all contain an evergreen clause which will automatically renew them for an additional year if no cancellation notice is submitted.

Litigation and Other Disputes

        The Company and its subsidiaries are involved in disputes and legal actions arising in the ordinary course of business. While it is not feasible to predict or determine the outcome of these proceedings, management believes, based on a review with legal counsel, none of these disputes and legal actions is expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters, may arise from time to time that may harm the Company. The Company believes adequate reserves have been provided for probable legal costs as of December 31, 2010.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

15. Commitments and Contingencies (Continued)

Multi-employer Pension Plan

        On November 24, 2009, the Company received a letter from the trustees of the Milwaukee Brewery Worker's Pension Plan rejecting the company's position that the joint venture transaction qualified as exempt under Employee Retirement Income Security Act ("ERISA") Section 4204. ERISA Section 4204 provides that, if certain conditions are met, the sale of assets of a participating employer will not be considered a withdrawal and, therefore, the seller is exempt from withdrawal liability. However, the trustees did not assess a withdrawal liability and the Company does not believe a withdrawal liability was triggered. Rather, the trustees invited the Company to enter into discussions regarding a mutually satisfactory resolution of the Plan's withdrawal liability claims.

        Subsequently, the Company has held discussions with the trustees of the Milwaukee Brewery Workers' Pension Plan on various options to remedy the situation. Various options are being considered, including one where the Company would assume the assets and liabilities of the Milwaukee Brewery Workers' Pension Plan. If this was the final resolution of this matter, the Company would be required to record the net unfunded obligation which approximates $47.0 million at December 31, 2010. As of December 31, 2010 no final outcome has been determined as such, no amount has been recorded.

Guarantees

        In August 2003, SABMiller issued $300.0 million of 6.625% guaranteed notes, which were guaranteed by the Company. The notes mature on August 15, 2033 and are redeemable in whole or in part at any time at the option of the issuer at a redemption price equal to the make-whole amount. The Company's guarantee in support of these notes ended on September 10, 2010. On August 20, 2010 SABMiller announced a consent solicitation from holders of the notes that sought to release the Company from its guarantee of payment of principal and interest on the notes. Valid consents were delivered on September 10, 2010.

Pabst Contract Brewing

        The Company has a contract brewing arrangement with Pabst in which the Company brews the majority of Pabst's products. Revenues earned in the contract brewing arrangement are included within sales in the consolidated statements of operations and comprehensive income (loss) and were approximately $436.9 million, $453.1 million and $226.5 million for the years ended December 31, 2010, December 31, 2009 and the six months ended December 31, 2008, respectively.

        On June 25, 2010, in conjunction with a change in ownership of Pabst, the Company settled a $120.0 million note receivable from Pabst with an original maturity date of June 29, 2012. As part of the settlement, Pabst paid down $100.0 million of the original note receivable and a new note, which matures on June 30, 2016, was issued for $20.0 million. Interest income is earned on the new note at an annual rate of 6.0% and is payable to the Company upon maturity. Accrued interest outstanding related to notes receivable with Pabst was $0.6 million and $42.2 million at December 31, 2010 and December 31, 2009, respectively. As of December 31, 2010 and 2009, amounts are included in the consolidated balance sheets in non-current assets.

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. Share-Based Payments

        As of December 31, 2010, the Company had two share-based compensation plans.

Share appreciation rights ("SARs")

        The Company issues SARs to certain employees that are granted with an exercise price equal to the fair value of a share of its internally valued stock on the date of grant. The shares are valued using the income and market approaches. The SARs have a term of seven years and vest proportionally over 2 1/2 to 5 years depending on the specific issuance. The Company values the SARs using the Black-Scholes value model. As the SARs are settled in cash, the Company accounts for the awards on a liability basis.

Performance shares

        Performance shares are granted to certain employees and are based on achieving certain performance targets at the end of the performance period. The ultimate number of performance shares awarded will be determined at the close of the performance period based on the performance against the pre-determined targets for the specific grant. Employees will receive a cash payment based on the number of performance shares earned at the fair value at the vesting date. As the performance shares are settled in cash, the Company accounts for the awards on a liability basis.

	Year ended December 31, 2010	Year ended December 31, 2009	Six months ended December 31, 2008
Shares issued	1,825,691	1,910,309	2,021,500
Unvested shares	3,287,445	3,760,606	1,969,000
Weighted average fair value	$11.36	$10.50	$10.15

        The performance shares will be earned if the Company achieves certain financial targets for the year ending December 31, 2012 for the 2010 issuance, the year ending December 31, 2011 for the 2009 issuance and December 31, 2010 for the 2008 issuance. Based on actual results to date, the Company is accruing the performance shares at 123% of the targeted payout level for the 2008 issuance, 80% for the 2009 issuance and 67% for the 2010 issuance. The ultimate fair value cash payments of the performance shares will be expensed over the performance period for the shares that are expected to ultimately vest. At December 31, 2010, 2009 and 2008, there was $75.5 million, $53.6 million and $38.2 million of unrecognized compensation cost related to the unvested shares based on the maximum payout of 200%.

        The following table summarizes components of the cash-based compensation recorded as expense (in millions):

	Year ended December 31, 2010	Year ended December 31, 2009	Six months ended December 31, 2008
SARs	$8.7	$8.4	$3.4
Performance shares	17.9	23.4	2.0

Total	$26.6	$31.8	$5.4

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. Share-Based Payments (Continued)

        The fair value of SARs granted in 2010, 2009 and 2008 was determined on the date of grant using the Black-Scholes model with the following weighted-average assumptions:

	Year ended December 31, 2010	Year ended December 31, 2009	Six months ended December 31, 2008
Expected life (in years)	4.0	4.0	4.0
Expected volatility	30.0%	30.0%	30.0%
Dividend yield	0%	0%	0%
Risk-free interest rate	0.96%	1.88%	1.19%
Weighted average fair market value (1)	$3.38	$3.78	$3.43

(1)
Value relates to SARs granted for the years ended December 31, 2010, December 31, 2009 and for the six months ended December 31, 2008 using December 31, 2010 assumptions.

        The risk-free interest rate utilized is based on the yield on a U.S. Government Bond with a maturity equal to the term of the grant. Expected volatility is based on comparable company volatility in the last three years. The dividend yield is 0% due to the internally valued shares not paying dividends. The expected life is estimated based upon observations of historical employee option exercise patterns and trends of that of the Shareholders.

        SARs outstanding as of December 31, 2010 and the changes during the year are presented below:

				SARs exercisable
	SARs	Weighted average grant date fair value	Aggregate intrinsic value (in millions)	Shares	Weighted average exercise price	Aggregate intrinsic value (in millions)
Outstanding as of December 31, 2009	6,380,014	$9.91	$3.8	1,328,718	$9.87	$0.8
Granted	731,749	10.13
Exercised	—	—
Forfeited	(396,861)	9.80

Outstanding as of December 31, 2010	6,714,902	$9.94	$9.5	3,317,324	$9.91	$4.8

        The following summarizes information about SARs outstanding as of December 31, 2010:

	SARs outstanding			SARs exercisable
Range of exercise prices	Shares	Weighted average remaining contractual life (years)	Weighted average exercise price	Shares	Weighted average remaining contractual life (years)	Weighted average exercise price
$10.13—$9.29	6,714,902	4.6	$9.94	3,317,324	4.3	$9.91

MillerCoors LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. Share-Based Payments (Continued)

        The summary of unvested SARs activity for the years ended December 31, 2010 and December 31, 2009 is as follows:

	2010		2009
	Shares	Weighted average grant date fair value	Shares	Weighted average grant date fair value
Non-vested as of January 1, 2010 and 2009, respectively	5,051,292		5,578,896
Granted	731,749	$2.74	801,114	$2.11
Vested	(1,988,606)		(1,328,718)
Exercised	—		—
Forfeited	(396,861)		—

Non-vested as of December 31, 2010 and 2009, respectively	3,397,574		5,051,292

        As of December 31, 2010, the total compensation cost related to non-vested SARs not yet recognized was $4.4 million. This compensation expense is expected to be recognized over a weighted average period of approximately 2.3 years.

17. Subsequent Events

        The Company has evaluated subsequent events through the date that the financial statements were issued, February 16, 2011, and has determined that there are no events to report.

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  Exhibit 99
Report of Independent Registered Public Accounting Firm
MillerCoors LLC and Subsidiaries Consolidated Balance Sheets (In millions, except shares)
MillerCoors LLC and Subsidiaries Consolidated Statements of Operations and Comprehensive Income (Loss) (In millions)
MillerCoors LLC and Subsidiaries Consolidated Statements of Cash Flows (In millions)
MillerCoors LLC and Subsidiaries Consolidated Statements of Shareholders' Investment (In millions)
MillerCoors LLC and Subsidiaries Notes to Consolidated Financial Statements